Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-275339 and 333-275340) and Registration Statements on Form S-1 (File Nos. 333-150028, 333-184962, 333-249682, 333-261259, 333-264602, and 333-272589) of our auditor’s report dated March 12, 2024 with respect to the consolidated financial statements of Bunker Hill Mining Corp. as at December 31, 2023 and December 31, 2022 and for the years then ended, as included in the Annual Report on Form 10-K of Bunker Hill Mining Corp. for the year ended December 31, 2023, as filed with the United States Securities and Exchange Commission.

March 12, 2024	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants